SEVENTH AMENDMENT TO CREDIT AGREEMENT


     THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT, dated as of May 1, 1996 (this "Amendment"), to the Existing Credit Agreement (as defined below) is entered into by and among TRIANGLE PACIFIC CORP., a Delaware corporation (the "Borrower"), and the various financial institutions parties hereto (collectively, the "Lenders").

                           W I T N E S S E T H:

    WHEREAS, the Borrower, the Lenders, Bank of America NT&SA as co-agent (the Co-Agent") for the Lenders, and The Bank of Nova Scotia as the agent (the "Agent") for the Lenders, have heretofore entered into that certain Credit Agreement, dated as of August 4, 1993 (together with all Exhibits, Schedules and Attachments thereto, in each case as amended or otherwise modified prior to the date hereof, being collectively referred to herein as the "Existing Credit Agreement");

     WHEREAS, the Borrower has requested the Lenders to amend the Existing Credit Agreement in certain respects as set forth below; and

     WHEREAS, the Lenders are willing, on the terms and conditions set forth below, to amend the Existing Credit Agreement in certain respects as provided herein (the Existing Credit Agreement, as amended pursuant to the terms of this Amendment, being referred to as the "Credit Agreement");

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Borrower and the Lenders hereby agree as follows:

                                    PART I

                                DEFINITIONS

     SUBPART 1.1. Certain Definitions. The following terms (whether or not underscored) when used in this Amendment, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

     "Affirmation and Consent" means the affirmation and consent executed and delivered pursuant to Subpart 3.1.6.

     "Agent" is defined in the first recital.

     "Amendment" is defined in the preamble.

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     "Borrower" is defined in the preamble.

     "Co-Agent" is defined in the first recital.

     "Credit Agreement" is defined in the third recital.

     "Existing Credit Agreement" is defined in the first recital.

     "Lenders" is defined in the preamble.

     "Seventh Amendment" is defined in Subpart 3.1.

     "Seventh Amendment Effective Date" is defined in Subpart 3.1.

     SUBPART 1.2. Other Definitions. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings provided therein.

                                  PART II

                             AMENDMENTS TO THE
                         EXISTING CREDIT AGREEMENT

     Effective on (and subject to the occurrence of) the Seventh Amendment Effective Date, and in reliance upon the representations and warranties made herein and (if any) in each other agreement furnished to the Agent pursuant to the terms hereof or in connection herewith, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended in accordance with this
Part II. Except as expressly so amended or modified by this Amendment, the Existing Credit Agreement and each other Loan Document shall continue in full force and effect in accordance with their respective terms.

     SUBPART 2.1. Amendments to Article I ("DEFINITIONS AND ACCOUNTING TERMS"). Article I of the Existing Credit Agreement is hereby amended in accordance with Subpart 2.1.1.

     SUBPART 2.1.1. Section 1.1 ("Defined Terms") of the Existing Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

          "Hartco" means Hartco Flooring Company, a Tennessee corporation, a wholly owned Subsidiary of the Borrower.

          "Hartco Letter of Intent" means the Letter of Intent between the Borrower and Premark International, Inc. dated April 11, 1996.

          "Seventh Amendment" means the Seventh Amendment to Credit Agreement, dated as of May 1, 1996 among the Borrower and the Lenders parties thereto.

          "Seventh Amendment Effective Date" is defined in Subpart 3.1 of the Seventh Amendment.

     SUBPART 2.2. Amendments to Article VII ("COVENANTS"). Article VII of the Existing Credit Agreement is hereby amended in accordance with Subparts 2.2.1, Subpart 2.2.2, Subpart 2.2.3, Subpart 2.2.4 and Subpart 2.2.5.

     SUBPART 2.2.1. Section 7.2.2 ("Indebtedness") of the Existing Credit Agreement is hereby amended by (a) deleting the word "and" following the semi-colon appearing at the end of clause (c)(i) of such Section, (b) inserting the word "and" following the semi-colon appearing at the end of clause (c)(ii) of such Section and (c) inserting a new clause (iii) to such Section which shall read as follows:

     "(iii) Indebtedness incurred by Hartco in an aggregate principal amount not to exceed $16,500,000 and of the types described in Item
     7.2.2(c)(iii) of the Disclosure Schedule."

     SUBPART 2.2.2. Clause (c) of Section 7.2.3 ("Liens") of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     "(c) Liens

          (i) granted prior to the Closing Date to secure payment of Indebtedness of the type permitted and described in clause (c)(i) of
     Section 7.2.2; and

          (ii) granted by Hartco to secure the payment of Indebtedness incurred by Hartco in an aggregate principal amount not to exceed $16,500,000 and of the type permitted and described in Item 7.2.3(c)(ii) of the Disclosure Schedule;"

     SUBPART 2.2.3. Clauses (b), (c) and (e) of Section 7.2.4 ("Financial Condition") of the Existing Credit Agreement are hereby amended in their respective entireties to read as follows:

     "(b) the ratio of Funded Debt (excluding Contingent Liabilities relating to such Debt) to EBITDA, as of the last day of any Fiscal Quarter during each Fiscal Year set forth below to be greater than the ratio set forth opposite such Fiscal Year:

          Fiscal Year               Ratio

             1995                   3.25:1

             1996                   3.25:1

             1997                   2.75:1

             1998                   2.50:1

             1999                   2.50:1

             2000                   2.50:1;"

     "(c) the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter during each Fiscal Year set forth below to be less than the ratio set forth opposite such Fiscal Year:

                                     Fixed Charge
          Fiscal Year               Coverage Ratio

             1995                     1.00:1

             1996                      .95:1

             1997                     1.05:1

             1998                     1.05:1

             1999                     1.10:1

             2000                     1.10:1;"

     "(e) its Net Worth at any time during any Fiscal Year set forth below to be less than the amount set forth opposite such Fiscal Year:

          Fiscal Year                       Minimum Net Worth

             1995                             $115,000,000

             1996                             $130,000,000

             1997                             $140,000,000

             1998                             $150,000,000

             1999 and each                    $150,000,000, plus an
              Fiscal Year thereafter          amount equal to 25%
                                              of Net Income for such
                                              Fiscal Year as of the
                                              date of determination
                                              thereof."

     SUBPART 2.2.4. Clause (e) of Section 7.2.5 ("Investments") of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     "(e)

          (i) Investments by the Borrower in Hartco arising from the transaction contemplated by the Hartco Letter of Intent; and

          (ii) in the ordinary course of business, Investments by the Borrower in any of its Subsidiaries (except Permitted Foreign Subsidiaries), or by any such Subsidiary in any of its Subsidiaries, by way of contributions to capital or loans or advances;"

     SUBPART 2.2.5. Clause (a) of Section 7.2.16 ("No New Subsidaries") of the Existing Credit Agreement is hereby amended by deleting the refernce to "(i)" and deleting clause (a)(ii) in its entirety.

     SUBPART 2.2.6. The Disclosure Schedule is hereby amended by adding thereto Items 7.2.2(c)(iii) and 7.2.3(c)(ii) as set forth in Annex I hereto.

                                     PART III

                            CONDITIONS TO EFFECTIVENESS

          SUBPART 3.1. Seventh Amendment Effective Date. This Amendment (and the amendments and modifications contained herein) shall become effective, and shall thereafter be referred to as the "Seventh Amendment", on the date (the "Seventh Amendment Effective Date") when all of the conditions set forth in this Subpart 3.1 have been satisfied.

          SUBPART 3.1.1. Execution of Counterparts. The Agent shall have received counterparts of this Amendment, duly executed and delivered on behalf of the Borrower and each of the Lenders.

          SUBPART 3.1.2. Resolutions. etc. The Agent shall have received in form and substance satisfactory to the Agent,

          (a) a certificate, dated the Seventh Amendment Effective Date, of the Borrower's Secretary or Assistant Secretary as to

               (i) resolutions of the Borrower's Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Amendment and each other Loan Document executed or to be executed by it in connection herewith; and

               (ii) the incumbency and signatures of those officers of the Borrower authorized to act with respect to this Amendment and each other Loan Document executed or to be executed by it in connection herewith, upon which certificate each Lender may conclusively rely with respect to the incumbency and signature of such Authorized Officers until it shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate;

          (b) a certificate, dated the Seventh Amendment Effective Date, of the Secretary or Assistant Secretary of Hartco as to

               (i) resolutions of the Board of Directors of Hartco then in full force and effect authorizing the execution, delivery and performance of a guaranty and security agreement (as such are described in Subparts 3.1.3 and 3.1.4, below) and each other Loan Document executed or to be executed by it in connection herewith and therewith; and

               (ii) the incumbency and signatures of those officers of Hartco authorized to act with respect to the guaranty and the security agreement of Hartco described in Subparts 3.1.3 and 3.1.4 below and each other Loan Document executed or to be executed by it in connection herewith and therewith, upon which certificate each Lender may conclusively rely with respect to the incumbency and signature of such Authorized Officers until it shall have received a further certificate of the Secretary or Assistant Secretary of Hartco cancelling or amending such prior certificate;

          (c) a certificate, dated the Seventh Amendment Effective Date, of the Secretary or Assistant Secretary of each other Obligor as to

               (i) resolutions of such Obligor's Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Affirmation and Consent and each other Loan Document executed or to be executed by it in connection herewith; and

               (ii) the incumbency and signatures of those officers of such Obligor authorized to act with respect to the Affirmation and Consent and each other Loan Document executed or to be executed by it in connection herewith, upon which certificate each Lender may conclusively rely with respect to the incumbency and signature of such Authorized Officers until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor cancelling or amending such prior certificate; and

          (d) such other documents (certified if requested) or certificates as the Agent may reasonably request with respect to this Amendment, the Affirmation and Consent, any other Loan Document or any Organic Document or approval.

     SUBPART 3.1.3. Delivery of Hartco Guaranty. The Agent shall have received, for the benefit of each Lender, the Issuer and the Agent, a guaranty in respect of the Obligations in a form reasonably satisfactory to the Agent, duly executed and delivered by an Authorized Officer of Hartco, dated as of the Seventh Amendment Effective date.

     SUBPART 3.1.4. Delivery of Hartco Security Agreement. The Agent shall have received, for the benefit of each Lender, the Issuer and the Agent, a security agreement in a form reasonably satisfactory to the Agent, duly executed and delivered by an Authorized Officer of Hartco, dated as of the Seventh Amendment Effective Date, together with such opinions in form and substance and from counsel satisfactory to Agent, as the Agent may require, together with (i) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in such security agreement previously granted by any Person, (ii) Uniform Commercial Code financing statements naming Hartco as the debtor and the Agent as the secured party to be filed under all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interest of the Agent pursuant to such security agreement and (iii) certified copies of Uniform Commercial Code requests for information or similar search reports dated a date reasonably near the date of the acquisition of Hartco listing all effective financing statements which name Hartco as a debtor.

     SUBPART 3.1.5. Solvency Certificate. The Agent shall have received for the benefit of each Lender, the Issuer and the Agent, a solvency certificate of an Authorized Officer of Borrower, in a form reasonably satisfactory to the Agent, dated as of the Seventh Amendment Effective Date.

     SUBPART 3.1.6. Affirmation and Consent. The Agent shall have received a duly executed copy of the Affirmation and Consent to this Amendment, in a form reasonably satisfactory to the Agent, duly executed and delivered by each Obligor.

     SUBPART 3.1.7. Hartco Acquisition. The Borrower's acquisition of Hartco shall have been completed without a material change in the terms of the acquisition from those set forth in the Hartco Letter of Intent, except as may be otherwise consented to by the Required Lenders.

     SUBPART 3.1.8. No Material Adverse Change. Since December 29, 1995, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower and its Subsidiaries, taken as a whole.

     SUBPART 3.1.9. Fees and Expenses. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees and expenses due and payable under Subpart 4.5.

     SUBPART 3.1.10. Environmental Audits. The Agent shall have received written reports from an environmental consultant relating to environmental audits of material real property to be acquired in the acquisition of Hartco reasonably satisfactory in scope and results to the Agent.

     SUBPART 3.1.11. Opinions of Counsel. The Agent shall have received such opinions, each dated the Seventh Amendment Effective Date, in form and substance and from counsel satisfactory to the Agent, as the Agent may require.

     SUBPART 3.1.12. Legal Details, etc. All documents executed or submitted pursuant hereto shall be satisfactory in form and substance to the Agent and its counsel. The Agent and its counsel shall have received all information and such counterpart originals or such certified or other copies or such materials as the Agent or its counsel may reasonably request, and all legal matters incident to the transactions contemplated by this Amendment shall be satisfactory to the Agent and its counsel.

                                 PART IV

                       MISCELLANEOUS; REPRESENTATIONS

     SUBPART 4.1. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified or otherwise required by the context, to such Part or Subpart of this Amendment.

     SUBPART 4.2. Loan Document Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement (and, following the Seventh Amendment Effective Date, the Credit Agreement).

     SUBPART 4.3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SUBPART 4.4. Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

     SUBPART 4.5. Payment of Fees and Expenses. The Borrower hereby agrees to pay and reimburse the Agent for all of its reasonable fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and related documents, including all reasonable fees and disbursements of counsel to the Agent.

     SUBPART 4.6. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

     SUBPART 4.7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     SUBPART 4.8. Compliance with Warranties. No Default, etc. Both before and after giving effect to the occurrence of the Seventh Amendment Effective Date and the amendments to the Existing Credit Agreement set forth above, the Borrower represents and warrants to the Lenders that the following statements are true and correct:

          (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) of the Existing Credit Agreement and the representations and warranties set forth in
     Article III of each Security Agreement and in Article III of the Subsidiary Guaranty and in each other Loan Document are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);

          (b) except as disclosed by the Borrower to the Agent and the Lenders pursuant to Section 6.7 of the Existing Credit Agreement,

               (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect (including with respect to this Amendment or any other Loan Document delivered in connection herewith); and

               (ii) no development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 of the Existing Credit Agreement which could result in a Material Adverse Effect (including with respect to this Amendment or any other Loan Document delivered in connection herewith); and

          (c)  no Default has occurred and is continuing.

     SUBPART 4.9. Additional Representations. In order to induce the Lenders and the Agents to enter into this Amendment, the Borrower hereby additionally represents and warrants as follows:

          (a) the execution and delivery of this Amendment and the performance by the Borrower and each of its Subsidiaries of each of their respective obligations hereunder, under each other Loan Document, under the Existing Credit Agreement as amended hereby and, upon the occurrence of the Seventh Amendment Effective Date, under the Credit Agreement are within such Person's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required), and do not (i) contravene such Person' s Organic Documents, (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Person or (iii) result in, or require the creation or imposition of, any Lien on any of such Person's properties (other than pursuant to a Loan Document); and

          (b) this Amendment, each other Loan Document, the Existing Credit Agreement as amended hereby and, upon the occurrence of the Seventh Amendment Effective Date, the Credit Agreement are the legal, valid and binding obligations of the Borrower and each of its Subsidiaries, as applicable, enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                           TRIANGLE PACIFIC CORP.


                                           By:
                                               ---------------------------
                                               Title:



                                           THE BANK OF NOVA SCOTIA


                                           By:
                                               ---------------------------
                                               Title:



                                           BANK OF AMERICA NT&SA


                                           By:
                                               ---------------------------
                                               Title:



                                           COMERICA BANK - TEXAS


                                           By:
                                               ------------------------------
                                               Title:

                                    ANNEX I
                      TO SEVENTH AMENDMENT TO CREDIT AGREEMENT
                           DATED AS OF MAY 1, 1996


                                                            Item 7.2.2(c)(iii)

1.   $10 Million Industrial Development Building Bonds

     Floating Rate:  3.85%

     Loan Agreement:

          Section 7.6: Hartco must maintain corporate existence, with certain exceptions. Nothing prevents the sale of stock.
          Section 9.1: The note is prepayable at any time. Otherwise the obligation lasts until 2009 with letter of credit obligations.
          Section 10.4: Assignment only with issuer's consent and letter of credit bank's consent.

     Reimbursement Agreement:

          Section 5.4:     Guarantor must cause insurance to be maintained.
          Section 5.5:     No liens can be placed upon the facility.
          Section 5.6:     There can be no consolidation or merger of Hartco.
          Section 8.8:     Assignment only with bank's consent.

     Indenture:

          Section 3.02:    The bonds are optionally redeemable on any date.

2. $5.4 Million Kentucky Rural Economic Development Bonds (approximately $5 Million left)

     Fixed Rate:  10%

     Indenture:

          Section 3.1: The bonds are redeemable at any time at par upon purchase of the facility for the outstanding bond balance.

     Lease:

          Section 9.1:     Assignment only with lessor's consent.
          Section 9.4:     The bonds are redeemable at any time.
          Section 11.1:    Terminable at any time if bonds are paid.

     There is no Premark guaranty, and Premark owns the bonds.

3.   Additional Indebtedness.	In addition to the Indebtedness described above,
additional Indebtedness of Hartco in an amount not to exceed $1.5 Million.

                                                             Item 7.2.3(c)(ii)

Purchase money mortgages, purchase money security interests or other Liens granted to secure payment of Indebtedness incurred by Hartco (a) for the purpose of financing the construction of properties or fixed improvements or
(b) in respect of Purchase Money Obligations for property used in a Permitted Business, and covering only (together in each case with accessions and fixtures thereto) the property so acquired or the properties or fixed improvements so constructed (it being understood that any Lien granted on property so acquired may also encumber and extend to properties and fixed improvements constructed thereon, and any Lien granted on properties and fixed improvements so constructed may also encumber and extend to property so acquired on which such improvements are constructed).